Exhibit 5.1 and 23.1

[Viewpoint Corporation Letterhead]

August 3, 2006

Viewpoint Corporation
498 Seventh Avenue
New York, New York 10018

          Re: Registration Statement on Form S-8 of Viewpoint Corporation

Ladies and Gentlemen:

          I am General Counsel to Viewpoint Corporation, a Delaware corporation (the “Company”). This opinion is being rendered in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to (i) the offering of up to 4,500,000 shares of the Company’s Common Stock, par value $.001 per share (the “2006 Equity Incentive Plan Shares”), to be issued pursuant to the provisions of the 2006 Equity Incentive Plan of Viewpoint Corporation (the “Plan”) and (ii) 4,157,917 shares of the Company’s Common Stock, par value $.001 per share (the “Non-Plan Shares” and collectively with the 2006 Equity Incentive Plan Shares (the “Shares”)) issued pursuant to Non-Plan Stock Option Grants. I have examined such records, documents, statutes and decisions as I have deemed relevant in rendering this opinion.

          I am of the opinion that the Shares have been duly authorized by the Company, and when (a) the 2006 Equity Incentive Plan Shares are issued and paid for in accordance with the terms of the Plan, the 2006 Equity Incentive Plan Shares will be validly issued, fully paid and non-assessable and (b) the Non-Plan Shares are issued and paid for in accordance with the terms of the applicable option agreement, the Non-Plan Shares will be validly issued, fully paid and non-assessable.

          I hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Andrew J. Graf

Andrew J. Graf